Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Incorporated Announces Amended and Restated
Senior Credit Facility
     Miramar, Florida (December 23, 2005) — Applica Incorporated (NYSE: APN) today announced that it has amended and restated its senior credit facility. The interest rate margins for the facility were lowered and the facility was reduced to $125 million from $175 million to eliminate unused capacity. In addition, the required minimum average monthly availability was lowered by $15 million and the daily availability block was lowered by $10 million, providing Applica with additional liquidity.
     Terry Polistina, Applica’s Senior Vice President and Chief Financial Officer stated “We would like to thank Bank of America for its long standing support, as well as the bank group for this vote of confidence in Applica’s future. The amended facility gives us additional liquidity and better pricing through November 2009. This should provide comfort to all stakeholders and allows us to focus on improving our financial and operational performance.”
     Advances under the amended credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. At Applica’s option, interest accrues on the loans made under the amended facility at either:
•	LIBOR plus a specified margin (currently set at 1.75%), which was 6.12% at December 22, 2005; or

•	the Base Rate (which is Bank of America’s prime rate), plus a specified margin (currently set at 0%), which was 7.25% at December 22, 2005.
     As of December 22, 2005, Applica was borrowing $77.7 million under the credit facility and had $37.5 million available for future cash borrowings. Pursuant to the amended facility, Applica is required to maintain a minimum average monthly availability of $13 million and has a daily availability block of $10 million.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.